DREYFUS MUNICIPAL CASH MANAGEMENT PLUS

ARTICLES OF AMENDMENT

Dreyfus Municipal Cash Management Plus (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated September 12, 1990, as amended and restated as of September 14, 1993 (the "Declaration of Trust"), pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Declaration of Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as 'Dreyfus AMT-Free Municipal Cash Management Plus'."

SECOND:  The amendment to the Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on November 17, 2016 pursuant to Article IX, Section 8 of the Declaration of Trust.

IN WITNESS WHEREOF,  Dreyfus Municipal Cash Management Plus has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

DREYFUS MUNICIPAL CASH MANAGEMENT PLUS

/s/ Joseph S. DiMartino
Joseph S. DiMartino, Trustee

/s/ Francine J. Bovich
Francine J. Bovich, Trustee

/s/ J. Charles Cardona
J. Charles Cardona, Trustee

/s/ Gordon J. Davis
Gordon J. Davis, Trustee

/s/ Isabel P. Dunst
Isabel P. Dunst, Trustee

/s/ Nathan Leventhal
Nathan Leventhal, Trustee

/s/ Robin A. Melvin
Robin A. Melvin, Trustee

/s/ Roslyn M. Watson
Roslyn M. Watson, Trustee

/s/ Benaree Pratt Wiley
Benaree Pratt Wiley, Trustee

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 17th day of November, 2016, before me personally came the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.

/s/ Gina Gomes

Notary Public